Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	William J. Pasenelli Chief Executive Officer 240-427-1033

THE COMMUNITY FINANCIAL CORPORATION

FILES SHELF REGISTRATION STATEMENT

Waldorf, Maryland, October 17, 2014 – The Community Financial Corporation (NASDAQ: TCFC) (the “Company”), the holding company for Community Bank of the Chesapeake today announced that it has filed a shelf registration statement with the Securities and Exchange Commission. The shelf registration statement provides the Company with the ability to offer in one or more public offerings, up to $75.0 million of securities, including common stock, preferred stock, debt securities, depositary shares, warrants or units. The terms of future offerings would be established at the time of the offering.

William J. Pasenelli, President and Chief Executive Officer commented, “Filing a shelf registration is a prudent step to maintain flexibility for the Company to access the capital markets quickly in favorable market conditions.”

About The Community Financial Corporation - The Company is the bank holding company for Community Bank of the Chesapeake, which conducts business through its main office in Waldorf, Maryland, and eleven branch offices in Bryans Road, California, Charlotte Hall, Dunkirk, La Plata, Leonardtown, Lusby, Prince Frederick and Waldorf, Maryland; King George and Fredericksburg, Virginia. Effective October 18, 2013, the Company changed its name from Tri-County Financial Corporation to The Community Financial Corporation and the Bank changed its name from Community Bank of Tri-County to Community Bank of the Chesapeake. The new names reflect the recent expansion into the Northern Neck of Virginia. The name of the holding company changed to better align the parent company name with that of the bank.

Forward-looking Statements - This news release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements can generally be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends, changes in interest rates, loss of deposits and loan demand to other financial institutions, substantial changes in financial markets; changes in real estate value and the real estate market, regulatory changes, possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, the outcome of pending litigation, and market disruptions and other effects of terrorist activities. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required under the rules and regulations of the Securities and Exchange Commission.

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